Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-08837, 333-33231, 333-36071, 333-57488, 333-90104, and 333-116341 on Form S-8, and Registration Statements Nos. 333-77399, 333-58110, 333-90102, 333-116342, and 333-123579 on Form S-3 of Gateway, Inc., of our report dated June 22, 2006, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Gateway, Inc. Retirement Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 22, 2006